METRO-TEL CORP.
                                  [Letterhead]
August 29, 1996


Mr. Richard Wildman
210 Likely Dr.
Alamo, CA 94507

Dear Dick:

It was a pleasure to meet with you and discuss your views on how you could help Metro Tel improve its future growth. Your impression on my board was favorable. Therefore, we would like to have you join us at Metro Tel and I would like to set forth in this letter certain matters about the position we discussed.

POSITION - The position carries the title of "Executive Vice President". You will be reporting to me and to the Metro Tel Board of Directors. All other employees of Metro Tel will report to you. Of course, as with those other employees, your service with the Company is at the Boards discretion.

RESPONSIBILITIES - Your responsibilities will be to direct the day to day operations of the company with special emphasis on sales and marketing.

COMPENSATION - You will start with an initial salary of $125,000 per year, plus you will receive options to purchase 25,000 shares of Metro Tel stock, in accordance with the Metro Tel's employee stock option plan, at a price equivalent to the market price set on the close of business of the first day of your employment. In addition, your salary will be increased to $150,000 per year on July 1, 1997 and an additional option to purchase 25,000 shares of Metro Tel stock will be awarded to you in accordance with the employee stock option plan, at a price equivalent to the market price on the close of business on June 30, 1997.

As an incentive, a $5000 bonus will be awarded to you, should you, by your efforts, increase Metro Tel's second half fiscal 1997 (Jan 97 - June 97) sales by $250,000 over the second half of fiscal 1996. An additional $5000 will be awarded to you if you also increase sales by $250,000 for the first half of fiscal 1998 (July 97-Dec 97 ) over the comparable period of fiscal 1997.

In addition, should sales increase by $500,000 for the total period from Jan 97 to Dec 97 over the previous year's comparable period, an additional $10,000 bonus will be awarded to you. All bonus awards are payable during the month following the end of period.

Not included in the above bonus calculations is a pending contract from GTE on the RTS-1 and the ARONTS system, unless you contribute substantially to increasing the quantities specified on the current proposals.

Should your performance continue to be satisfactory, at some time no later than July 1, 1998, you will be named President of Metro Tel Corp.

All other employee benefits will be extended to you, including participation in the Metro Tel profit sharing plan, 401K plan and hospitalization plan.

I believe the above accurately reflects the matters we discussed. Your response to the foregoing should be communicated to me by Tuesday, September 3, 1996.

I look forward to having you join Metro Tel Team.

Sincerely,

Metro Tel Corp.


/s/ Venerando Indelicato

Venerando Indelicato
President



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